Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 12, 2011

iPath Exchange Traded Notes iPath® MSCI India IndexSM ETN 1 Investors may redeem at least 50,000 units of the iPath® MSCI India IndexSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. A redemption charge of 0.00125% times the daily redemption value will apply. The redemption charge is a one-time charge imposed upon early redemption and is intended to allow the issuer to recoup brokerage and other transaction costs incurred in connection with early redemption. iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. The iPath® MSCI India IndexSM ETN is designed to provide investors with cost-effective exposure to Indian equity securities as measured by the MSCI India Total Return IndexSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or through early redemption1, based on the performance of the Index less investor fees. NOTE DETAILS Ticker INP Intraday indicative value ticker INP.IV Bloomberg index ticker NDEUSIA CUSIP 06739F291 Primary exchange NYSE Arca Yearly fee 0.89% Inception date 12/19/06 Maturity date 12/18/36 Index MSCI India Total Return IndexSM * The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AAMoody's rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. INDEX SECTOR BREAKDOWN Financials 28.03% Information Technology 15.36% Energy 12.81% Materials 10.37% Consumer Discretionary 7.99% Industrials 7.87% Consumer Staples 7.38% Utilities 5.10% Health Care 4.74% Telecommunication Services 0.36% Sources: MSCI Inc., as of 09/30/11. Subject to change. INDEX CORRELATIONS MSCI India Total Return IndexSM 1.00 S&P 500 Index 0.73 Barclays Capital U.S. Aggregate Bond Index 0.16 MSCI EAFE Index 0.78 MSCI Emerging Markets IndexSM 0.87 Sources: S&P, Barclays Capital, MSCI Inc., Bloomberg, BlackRock (09/06 - 09/11), based on monthly returns. INDEX TOTAL RETURNS & STANDARD DEVIATION (as of 9/30/11) 1-YEAR RETURN % 3-YEAR RETURN % ANNUALIZED 5-YEAR RETURN % ANNUALIZED STANDARD DEVIATION % ANNUALIZED* MSCI India Total Return IndexSM -25.11 8.00 5.05 37.09 S&P 500 Index 1.14 1.23 -1.18 18.32 Barclays Capital U.S. Aggregate Bond Index 5.26 7.97 6.53 3.62 MSCI EAFE Index -9.36 -1.13 -3.46 22.27 MSCI Emerging Markets IndexSM -16.15 6.27 4.87 28.61 * Based on monthly returns for 09/06 - 09/11. Sources: S&P, Barclays Capital, MSCI Inc., Bloomberg, BlackRock. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. * A+

iPath® MSCI India IndexSM ETN FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com The MSCI India Total Return IndexSM is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance and income from dividend payments, of Indian equity securities. The Index seeks to represent approximately 85% of the free float-adjusted market capitalization of equity securities by industry group within India. As of 09/30/11, the Index was comprised of the top 60 companies listed on the National Stock Exchange of India. The Index is calculated by MSCI Inc. (MSCI) and is denominated in U.S. dollars. TOP TEN CONSTITUENTS IN THE MSCI India Total Return IndexSM RELIANCE INDUSTRIES LTD 8.89% INFOSYS LTD 8.76% HOUSING DEVELOPMENT FINANCE 6.24% HDFC BANK LTD 6.19% ICICI BANK LTD 6.10% TATA CONSULTANCY SVS LTD 4.25% ITC LTD 3.89% LARSEN & TOUBRO LTD 2.89% HINDUSTAN UNILEVER LTD 2.43% AXIS BANK LTD 2.10% Source: MSCI Inc., as of 09/30/11. Subject to change. An investment in iPath ETNs involves risks, including possible loss of principal. See the relevant prospectus for more information regarding the risks associated with Barclays Bank PLC's right to redeem the Securities. For a description of the main risks see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions. An investment in the iPath ETNs linked to the MSCI India Total Return IndexSM may carry risks similar to a concentrated securities investment in a single region. International investments may involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility. The MSCI indexes are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0487-1111 Not FDIC Insured • No Bank Guarantee • May Lose Value iP-INP-I0911